Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-260109 and 333-260880

Prospectus Supplement No. 4 to Prospectus dated November 8, 2021

Stran & Company, Inc.

4,337,349 Units

Each Unit Consisting of One Share of Common Stock and One Warrant to Purchase One Share of Common Stock

This Prospectus Supplement No. 4 (“Prospectus Supplement No. 4”) relates to the Prospectus of Stran & Company, Inc., dated November 8, 2021 (the “Prospectus”), relating to the initial public offering of 4,337,349 units, each unit consisting of one share of common stock, par value $0.0001 per share, and a warrant to purchase one share of common stock.

This Prospectus Supplement No. 4 is being filed to include the information set forth above and in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on December 20, 2021.

This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 filed with the SEC on November 26, 2021, Prospectus Supplement No. 2 filed with the SEC on December 7, 2021, and Prospectus Supplement No. 3 filed with the SEC on December 13, 2021 (the “Prior Supplements”) and is qualified by reference to the Prospectus and the Prior Supplements, except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus and the Prior Supplements, and may not be delivered without the Prospectus and the Prior Supplements.

Our common stock is traded under the symbol “STRN” and our warrants are traded under the symbol “STRNW,” both on the Nasdaq Capital Market. On December 17, 2021, the closing price of our common stock and warrants on the NASDAQ Capital Market was $6.50 and $1.42, respectively.

We are an “emerging growth company” under applicable federal securities laws and as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and future filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 15 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is December 20, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2021

STRAN & COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41038	04-3297200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Heritage Drive, Suite 600, Quincy, MA	02171
(Address of principal executive offices)	(Zip Code)

800-833-3309
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STRN	The NASDAQ Stock Market LLC

Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $4.81375	STRNW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On December 20, 2021, the Company issued a press release announcing certain officer appointments. A copy of the press release is attached to this report as Exhibit 99.1. The press release furnished in this report as Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release dated December 20, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2021	STRAN & COMPANY, INC.

/s/ Andrew Shape
Name: Andrew Shape
Title: Chief Executive Officer

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